PATENT LICENSE AGREEMENT

between

SmartMetric, Inc. and Applied Cryptology, Inc.

Revised and Dated December 22, 2004

PATENT LICENSE AGREEMENT

AGREEMENT made and entered into as of the 1st day of August 2004, with revisions dated December 33, 2004 by and between Applied Cryptology, Inc., a Nevada corporation having its principal offices at [address] (the “Licensor”), and SmartMetric, Inc., a Nevada corporation having its principal offices at 67 Wall Street, Level 22, New York, New York 10005 (the “Company”).

WHEREAS, the Licensor is the owner of certain technology which is the subject of a Patent Cooperation Treaty Application filed on February 18, 2000 with the United States Patent and Trademark Office, and originally the subject of an application filed on February 18, 1999 with the Australian Patent and Trademark Office, a copy of which is annexed hereto and made a part hereof as Exhibit A, and the recipient of a patent from the United States Patent and Trademark office, dated September 14, 2004 which was filed on February 15, 2001, a copy of which is annexed hereto and made a part hereof as Exhibit B, including adaptations, derivatives of, and current and future technological developments thereto (the “Patent”); and

WHEREAS, the Licensor has agreed to license certain rights to use the Patent to the Company, and the Company wishes to accept such rights to use from the Licensor, as more fully described in Section 4.

NOW, THEREFORE, in consideration of the mutual covenants of the parties which are hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

IT IS AGREED:
1.  Recitals.  The parties hereby adopt as part of this Agreement each of the recitals which is contained in the WHEREAS clauses, and agree that such recitals shall be binding upon the parties hereto by way of contract and not merely by way of recital or inducement; and such clauses are hereby confirmed and ratified as being true and accurate by each party as to himself, herself or itself.

2.  Grant of License.

A.  Subject to the terms and conditions of this Agreement, the Licensor grants to the Company, and the Company accepts from the Licensor, a license (the “License”) to utilize the Patent, including the use, manufacture and sub-license of products which utilize the Patent and the patented technology within the Territory (hereinafter defined). During this terms of this Agreement, Licensor shall not grant any license of the Patent to any other company that directly, or indirectly through a subsidiary, affiliate, licensee or otherwise provides users with Internet access or sells, distribute or manufacturers smartcards, nor shall Licensor use the Patent in any way so as to compete with the Company. Further, Licensor may not transfer the Patent to any third party that may compete with SmartMetric.

B.  The license herein granted to the Company shall be effective as of the date of this Agreement. The Licensor agrees to execute any and all such other and further instruments and documents, and to take any and all such further actions, which are reasonably required to effectuate this Agreement and the intents and purposes hereof. The Company and the Licensor each agree to execute any and all instruments and documents, and to take any and all such further actions reasonably required to effectuate this Agreement and the intents and purposes hereof.

3.  Reservation of Rights.  The Licensor retains all rights to the Patent, except with respect to the license of the specific rights granted pursuant to this Agreement as provided for in Section 4.

4.  Rights to Use.  The license here stated is a license to make use of the Patent for the purpose of developing software, systems and products to be used in the business of the company, namely providing secure transactions over the Internet from home and office computers and/or providing either or an automatic method for connecting to remote computers and/or a method of delivering targeted advertising to home and/or office computers and/or providing identity verification and access control as provided for in the Patent.

5.  Geographical Scope.  The geographical scope of this Agreement shall be worldwide (the “Territory”).

6.  Royalty Payments. In consideration of the license and rights granted in this Agreement, the Company shall pay to Licensor royalties in accordance with this Section 6.

A.  Accrual. Royalties shall accrue on the first use or putting into use of the Patent as evidenced by (a) the sub-license of the Patent, or the (b) sale, lease or provision to others of one or more products which utilize the Patent by the Company (“Licensed Products”). No royalties may accrue until the first such use of the Patent by the Company. The obligation to pay accrued Royalties shall survive termination of this Agreement. Notwithstanding any other provision hereunder, royalties shall accrue and be payable only to the extent that enforcement of the Company’s obligation to pay such royalty would not be prohibited by applicable law.

B.  Royalty Reports and Payments. Within forty-five (45) days after the end of each calendar quarter (i.e., within 45 days after March 31st, June 30th, September 30th and December 31st) during the Term of this Agreement, the Company shall provide Licensor with a report certified by a duly authorized officer of the Company (the “Royalty Report”) which shall identify this Agreement and include the information set forth in Schedule C as well as any other information Licensor may reasonably require from time-to-time. If no Royalties were accrued during a calendar quarter, the Royalty Report shall state that fact. Simultaneously with each Royalty Report shall pay the Company the royalties accrued during such calendar quarter (“Quarterly Payment”). In the event no royalties accrued during the quarter, no funds shall be owed Licensor.

C.  Method of Payment and Reporting.

(i)	All payments required hereunder shall be paid to Licensor by electronic bank transfer to the following account:

Bank Acct Name:
Bank:

Bank Number:
ABA:

(ii)	All Royalty Reports shall be sent to Licensor as follows, with a copy sent to the address indicated for receiving notice on the Cover Sheet (if different than below):

Applied Cryptology, Inc.
314 Brooklyn Avenue
Brooklyn, New York 11213

Licensor may change the foregoing payment account and address upon written notice to the Company.

D.  Overdue Payments. Payments which are required hereunder and which are overdue shall be subject to a late payment charge calculated at an annual rate of one percent (1%) over the U.S. prime rate or successive U.S. prime rate (as posted in the Wall Street Journal) during delinquency. If the amount of such charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum.

E.  Currency. All payments to be made under this Agreement shall be made in United States dollars unless otherwise indicated. Any conversion to United States dollars for a payment required under this Agreement shall be at the prevailing rate for bank cable transfers as quoted for the day such payment is due under this Agreement or, if paid earlier, the day actually paid, by leading United States banks in New York City dealing in the foreign exchange market.

7.  Duties of Licensor.  During the Term, Licensor shall provide such other services to the Company as may be necessary in order to implement the intent and purposes of this Agreement including assisting the Company in obtaining the approval of the Patent in the United States and in those other countries in which the Licensor determines to file a patent.

8.  Term.  The term of this Agreement (the “Term”) shall commence as of the date hereof and shall remain in force in perpetuity, subject to the terms and conditions of this Agreement, including, but not limited to, Article 13 of this Agreement.

9.  Licensor’s Representations, Warranties and Covenants.  The Licensor warrants, represents and covenants to the Company as follows:

A.  The Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full right, power and legal capacity to enter into this Agreement. Licensor has no other business aside from owning this Patent. The execution of this Agreement by the Licensor, its delivery to the Company and the consummation of the transactions which are contemplated by this Agreement have been approved and authorized by the Board of Directors of Licensor and require no further authorization on the part of the Licensor for the performance and consummation by the Licensor of the transactions which are contemplated by this Agreement.

B.  The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Licensor or cause an acceleration under any arrangement, agreement or other instrument to which the Licensor is a party or by which any of his assets are bound. The Licensor has performed all of his obligations which are required to be performed by him pursuant to the terms of any such agreement, contract or commitment.

C.  The Licensor is the sole and exclusive owner and Licensor of the Patent which has been approved by the United States Patent and Trademark Office with the applicable authorities.

10.  Company’s Representations, Warranties and Covenants. The Company represents, warrants and covenants to the Licensor as follows:

A.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to carry out the transactions which are contemplated herein.

B.  The Company has full right, power and legal capacity to enter into this Agreement. The execution of this Agreement by the Company and its delivery to the Licensor, and the consummation of the transactions which are contemplated by this Agreement have been duly approved and authorized by all necessary action by its Board of Directors and no further authorization on the part of the Company for the performance and consummation by the Company of the transactions which are contemplated in this Agreement.

C.  The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Company or cause an acceleration under any arrangement, agreement or other instrument to which the Company is a party or by which any of its assets is bound.

11.  Company’s Obligations.

A.  The Company shall take such steps and bear the costs related thereto as may be necessary to develop the software and/or products which is necessary to utilize and exploit the Patent. All technological developments under, including, without limitation, all software, and any improvements to, and derivatives of, the Patent which are developed by the Company shall be the Company’s property.

B.  The Company shall bear the costs related to both defending and enforcing the Patent, including, but not limited to, legal fees and filing fees with patent offices.

12.  Non-Use and Non-Disclosure of Confidential Information.

A.  As used in this Agreement, “Confidential Information” means information which is disclosed to the Company or known by the Company as a result of or through this Agreement, and not generally known by the public about the Patent, including without limitation, all documentation and software relating thereto, and all know-how and technology required to use the Patent and information and data in written, graphic and/or machine readable form, processes and services, including information with respect to research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising and selling regardless of whether patentable, trademarkable or copyrightable, including, but not limited to, any information acquired by the Company from any source prior to the commencement of this Agreement.

B.  Except as required in order to exploit the Patent pursuant to this Agreement, the Company will not, during or after the term of this Agreement, directly or indirectly, use any Confidential Information or disseminate or disclose any Confidential Information to any person, firm, corporation, association or other entity except in accordance with this Agreement. The foregoing prohibition shall not apply to any Confidential Information which (i) becomes publicly available through no act or omission of the Company, (ii) is reasonably required to be disclosed in a proceeding to enforce the Company’s rights under this Agreement, (iii) is required to be disclosed by court order or by any law, (iv) is or becomes available to the Company from third parties who in making such disclosure breach no confidentiality relationships, or (v) is intentionally disclosed by the Licensor on an unrestricted basis to any entity not a party to this Agreement.

C.  Upon the termination of this Agreement, all documents, records, notebooks and similar repositories of or containing Confidential Information, including copies thereof, then in the Company’s possession, whether prepared by it or others, will be delivered to the Licensor.

D.  The Company hereby waives, now and for the future, any rights under or with respect to any discoveries, concepts or ideas, or improvements or know-how which relate to the Patent.

13.  Rescission.

A.  If there occurs a rescission of this Agreement pursuant to Paragraph B of this Article 13, the Licensor, upon written notice to the Company pursuant to Paragraph C of Article 15, may:

(i)	Require that the Company cease any further use of the Patent; and

(ii)	Cease performance of all the Licensor’s obligations hereunder without liability to the Company.

B.  The Licensor may rescind this Agreement and reclaim all rights and interest in the Patent if:

(i)	the Company admits in writing that it is unable to pay its debts as they mature;

(ii)	the Company files a petition for protection as a debtor under the bankruptcy laws, or a petition to take advantage of any insolvency act;

(iii)	the Company makes an assignment for the benefit of its creditors;

(iv)	the Company consents to the appointment of, or possession by, a custodian for the whole or any substantial part of its property;

(v)	the Company, with regard to a petition filed with or without the Company’s consent by a third party to subject the Company as a debtor to the bankruptcy laws, fails to have such petition dismissed within sixty (60) days from the date that such petition is filed;

(vi)	notwithstanding the sixty (60) day provision in subparagraph v of this paragraph B of this Article 13, the Company, pursuant to a petition in bankruptcy filed against it, is adjudicated a bankrupt; or

(vii)	the Company files a petition or answer seeking reorganization or similar aid or relief under the bankruptcy laws or any state or the federal law for the relief of debtors, or if the Company fails in a timely fashion to deny the material allegations of a petition filed against it for any such relief; or

(viii)	a court of competent jurisdiction shall enter an order, judgment or decree appointing, with or without the Company’s consent, a custodian for the whole or any substantial part of the Company’s property, or approving a petition filed against the Company seeking reorganization or similar aid or relief under any bankruptcy or insolvency laws or any state or the federal law for the relief of debtors, and such order, judgment or decree shall not be vacated, set aside or stayed within sixty (60) days from the date of entry thereof; or

(ix)	under the provisions of any law for the relief of debtors, any court of competent jurisdiction, or a custodian, shall assume custody or control of the whole or any substantial part of the Company’s property, with or without the Company’s consent, and such custody or control shall not be terminated or stayed within sixty (60) days from the date of assumption of such custody or control; or

(x)	any creditor of the Company commences a proceeding to foreclose a security interest in, or lien on, any property or assets of the Company; or

(xi)	a court of competent jurisdiction shall enter a final judgment for the payment of money by the Company and such judgment shall not be vacated, set aside or stayed within sixty (60) days from the date of entry thereof; or

(xii)	there is an imposition of any attachment or levy, or the issuance of any note of eviction against the assets or properties of the Company.

C.  The foregoing rights and remedies of the Licensor shall be cumulative and in addition to all other rights and remedies available to the Licensor in law and equity.

D.  The Company agrees to execute any and all other instruments and documents, and to take any and all further actions, which may be reasonably required to effectuate this Agreement and the intents and purposes hereof.

14.  Survival.  All covenants, agreements, representations and warranties made in or in connection with this Agreement shall survive its termination, and shall continue in full force and effect after its termination, it being understood and agreed that each of such covenants, agreements, representations and warranties is of the essence of this Agreement and the same shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

15.  Miscellaneous.

A.  Headings.  Headings contained in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement.

B.  Enforceability.  If any provision of this Agreement should, for any reason, be held to be invalid or unenforceable under the laws of any jurisdiction, this Agreement shall be construed as if such invalid or unenforceable provisions are not contained herein.

C.  Notices.  Any notice or other communication required or permitted hereunder must be in writing and sent by either (i) registered or certified mail, postage prepaid, return receipt requested, (ii) overnight delivery with confirmation of delivery or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, in each case addressed as follows:

To the Licensor:	Applied Cryptology, Inc.
c/o Colin Hendrick, President
314 Brooklyn Avenue
Brooklyn, New York 11213

To the Company:	SmartMetric, Inc.
67 Wall Street, Level 22
New York, New York 10005
Attn: Colin Hendrick, President
Facsimile No.: 917.591.3226

Copy to:	Schonfeld & Weinstein, L.L.P.
80 Wall Street, Suite 815
New York, New York 10005
Facsimile No.: 212.344.1600

or in each case to such other address and facsimile number as shall have last been furnished by like notice. If mailing is impossible due to an absence of postal service, notice shall be in writing and personally delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of three (3) days after the date so mailed or as of the date delivered, as the case may be.

D.  Governing Law; Disputes.  This Agreement shall in all respects be construed, governed, applied and enforced in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof and shall be deemed to be an agreement made pursuant to the laws of the State of New York entered into in the State of New York. The parties hereby consent to and submit to personal jurisdiction over each of them by the courts of the State of New York in any action or proceeding, waive personal service of any and all process and specifically consent that in any such action or proceeding any service of process may be effectuated upon any of them by certified mail, return receipt requested, in accordance with paragraph C of this Article 14. The parties agree, further, that the prevailing party in any action or proceeding as determined by the tribunal making the final and nonappealable determination of the matter in dispute, shall be entitled to reimbursement of all of its reasonable fees, costs and expenses, including, without limitation, legal fees and disbursements, in connection with such matter. In connection with the tribunal’s determination for the purpose of which party, if any, is the prevailing party, the tribunal shall take into account all of the factors and circumstances including, without limitation, the relief sought, and by whom, and the relief, if any, awarded, and to whom. In addition, and notwithstanding the foregoing sentence, a party shall not be deemed to be the prevailing party in a claim seeking monetary damages unless the amount of the final determination exceeds the amount offered in a writing by the other party by fifteen percent (15%) or more. For example, if the party initiating a claim (“A”) seeks damages of $100,000 plus costs and expenses, and the other party (“B”) has offered A $50,000 prior to the commencement of the proceeding, if the tribunal awards any amount less than $57,500 to A, the tribunal should determine that B has prevailed.

E.  Modification.  This Agreement may not be changed, modified, extended, terminated or discharged except in writing, signed by each of the parties hereto.

F.  Further Actions.  The parties hereto agree to execute any and all instruments and documents, and to take any and all such further actions reasonably required, to effectuate this Agreement and the intents and purposes hereof.

G.  Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

H.  Non-Waiver.  Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly made in writing and signed by the party against whom such waiver is charged. The failure of any party to insist upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained, shall not be construed as a waiver or relinquishment in the future of such provision, covenant, or condition. The acceptance by a party, made with such party’s knowledge of the breach or failure of any covenant, condition, or provision hereof, of performance by the other party, shall not be deemed a waiver by the accepting party of such breach or failure. The waiver by one party of breach by the other party shall not be construed as a waiver of any other or any subsequent breach.

I.  Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

J.  Entire Agreement.  The parties have not made any representations, warranties, or covenants about the subject matter hereof which is not set forth herein, and this Agreement, together with any instruments executed simultaneously herewith, constitutes the entire Agreement between them about the subject matter hereof. All understandings and agreements heretofore had between the parties about the subject matter hereof are merged in this Agreement and any instrument executed simultaneously herewith.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, as of the day, month and year first above written.

Licensor

/s/ Colin Hendrick
Colin Hendrick

Attest:	SmartMetric, Inc.

By: /s/ Colin Hendrick
Colin Hendrick

SCHEDULE A
To Patent License Agreement

The following patent, as well as all continuations and reissues thereof, are “Licensed Patents” under the Agreement:

U.S. Patent No.	Issue Date	Title
6,325,285	Sept. 14, 2004	Smart Card With Integrated Fingerprint Reader

Signature below by both Parties indicates that this
Schedule is agreed to and accepted by them as part of the patent License Agreement.

THE COMPANY:	LICENSOR:

By: /s/ Colin Hendrick	By: /s/ Colin Hendrick
(Authorized Signature)	(Authorized Signature)

Colin Hendrick	Colin Hendrick
(Typed or Printed Name)	(Typed or Printed Name)

(Date) 12/22/04	(Date) 12/22/04

SCHEDULE C
To Patent License Agreement

1.	Royalties

For each product made by or for the Company or a sub-license of the Company which products utilize the Patent pursuant to this Agreement, royalties shall be Two Percent (2%) of the greater of

(a)	The sales price of such Licensed Product; OR

(b)	The Fair Market Value of such Licensed Product, where “Fair Market Value” shall mean the selling price which a seller would realize from an unaffiliated buyer in an arms-length sale of the licensed product at the time of the making of the Product, and wherein such selling price is not discounted or diminished by any other agreement or arrangement between such buyer and seller, including agreements or arrangements relating to any other product, service, or benefit furnished or provided by the seller to the buyer.

2.	Royalty Report

Each Royal Report required under the Agreement shall identify the gross receipts of the Company in accordance with this Agreement, as well as, for the Company, the number of products manufactured in accordance with this Agreement; the identity of each customer who is furnished such product(s), the number of units of licensed product furnished to each such customer (such units identified by type and model number), the price charged to each such customer for each such unit to licensed product, and the date such units of Licensed Product were furnished to each such customer.

Signature below by both Parties indicates that this
Schedule is agreed to and accepted by them as part of the patent License Agreement.

THE COMPANY:	LICENSOR:

By: /s/ Colin Hendrick	By: /s/ Colin Hendrick
(Authorized Signature)	(Authorized Signature)

Colin Hendrick	Colin Hendrick
(Typed or Printed Name)	(Typed or Printed Name)

(Date) 12/22/04	(Date) 12/22/04